EXHIBIT 99.1

Contact: James A. Dowd, President & Chief Executive Officer, (315) 343-0057
For Immediate Release:

Butkowski Named Senior Vice President, Chief Operating Officer

Oswego, New York (11/6/2023) – Robert G. Butkowski has been named Senior Vice President, Chief Operating Officer at Pathfinder Bank and Pathfinder Bancorp, according to James A. Dowd, President and CEO.
Butkowski’s primary responsibilities as Senior Vice President will be to continue to oversee and direct the daily activities of the Bank’s branch network and operations including branch administration, loan servicing, business deposit services, and deposit operations, and the customer contact center. This move continues to better align the branch delivery system with loan and deposit operations oversight, which provides for close coordination of services between deposits and lending for both retail and business.
“The appointment and promotion of Rob to Senior Vice President and Chief Operating Officer is part of our long planned management succession and executive development program. Rob has been performing the responsibilities of this role for some time now, and it's only fitting that we recognize his exceptional contributions by awarding him this well-deserved title,” said Dowd.
"Rob has been a cornerstone of our executive leadership team and a driving force behind our success. His continued motivation, impressive track record of results, and strong leadership qualities make him a valuable asset to our organization. We have no doubt that Rob will continue to be a driving force for our institution, further aligning our vision with our strategic execution."
Robert Butkowski's journey at Pathfinder Bank began in 2010 when he joined as a Branch Manager for the Cicero Branch. Over the years, he consistently demonstrated his commitment and expertise, leading to his promotion to Vice President of Branch Administration. In 2018, his remarkable dedication and leadership led to his appointment as First Vice President, a position he held until this recent promotion.
A graduate of SUNY Cortland with a Bachelor of Arts in Economics and Management Science, Butkowski is also experienced in developing investment and commercial business. He also served as a Treasurer of Lourdes Camp and currently resides in Syracuse, New York, with his wife, Tracy, and their two daughters, Riley and Bailey.
About Pathfinder Bancorp, Inc.
Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol:

PBHC, listing: PathBcp). The Bank has eleven full service offices located in its market areas consisting of Oswego and Onondaga County.
This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.